Exhibit 99.1 Media Contact: D. Neil Dauby Chairman & Chief Executive Officer 812-482-1314 FOR IMMEDIATE RELEASE GERMAN AMERICAN BANCORP, INC. APPOINTS ANDREW SEGER TO CORPORATE BOARD OF DIRECTORS German American Bancorp, Inc. has announced the appointment of Andrew Seger, Chief Financial Officer and Senior Vice President of Sales for Wabash Valley Produce, Inc., to its corporate board of directors effective as of July 1, 2025. Wabash Valley Produce, headquartered in Dubois, Indiana, is one of the largest egg product suppliers in the U.S. The family-owned company was founded in 1964 and is now managed by second and third generations of the Seger family. Andrew oversees finance, sales, and customer relations, primarily working with customers on their egg product needs and strategic growth opportunities. Prior to joining Wabash Valley full time in 2011 as part of the third-generation leadership group, Andrew spent ten years as an Associate and Vice President/Principal of Frontenac Company, a Chicago-based private equity firm, where he also served on the Board of Directors for numerous private equity-owned companies. Prior to Frontenac Company, Andrew spent two years as an Investment Banking Analyst at Goldman Sachs. Andrew graduated with honors from Indiana University’s Kelley School of Business in 2000 with a Bachelor’s Degree in Finance/Legal Studies/International Studies and a minor in Political Science. Andrew currently represents Wabash Valley as the Chairman of the American Egg Board and previously served as Vice Chairman and as Chairman of its finance committee. He also currently serves on the Advisory Board of the Johnson Center for Entrepreneurship and Innovation for Indiana University and as President of the Economic Development and Redevelopment Commissions for the City of Jasper, Indiana. He is a past President and Board Member of the Dubois County Community Foundation. “Andy’s wealth of knowledge and extensive experience in agriculture, business, finance and customer relations will be an incredible asset to our German American organization,” stated D. Neil Dauby, German American’s CEO and Chairman of the Board. “He aligns with our purpose to help individuals, families and businesses achieve financial dreams and to support the communities we serve so people can prosper. I am confident he will be integral in shaping and enhancing our company in the years to come.” “It’s an honor to join German American’s corporate board of directors,” stated Seger. “I’ve experienced the organization’s purpose-driven approach to delivering financial services and its exceptional level of growth and performance during my tenure serving on a regional advisory board. As a corporate board member, I look forward to driving the continued growth and prosperity of the organization to support employees, clients, communities and shareholders.”

About German American German American Bancorp, Inc. (Nasdaq: GABC) is a $8.3 billion financial holding company. Through its banking subsidiary, German American Bank, it provides a wide range of banking and wealth management services to businesses and individuals in 94 offices across central and southern Indiana; northern, central and western Kentucky; and central and southwest Ohio. In the Columbus Ohio and Greater Cincinnati markets, the Company does business as Heartland Bank, a division of German American Bank. The Company also owns an investment brokerage subsidiary, German American Investment Services, Inc.